UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

AdaptHealth Corp.

(Exact name of registrant as specified in its charter)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 21, 2020

Delaware	001-38399	82-3677704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 West Germantown Pike, Suite 250

Plymouth Meeting, PA

(address of principal executive offices)

19462

(zip code)

(610) 630-6357

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AHCO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2020, AdaptHealth Corp., a Delaware corporation (the “Company”), announced that Frank Mullen, age 50, was appointed as the Company’s Chief Accounting Officer (“CAO”) effective immediately.

There were no arrangements or understandings between Mr. Mullen and any other person pursuant to which Mr. Mullen was selected as an officer. Mr. Mullen has no family relationships subject to disclosure under Item 401(d) of Regulation S-K or any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Mullen has served as the Senior Vice President and Controller of Ryder System, Inc., a leading global logistics and transportation company, since September 2017. Prior to joining Ryder System, Mr. Mullen was Chief Accounting Officer of Global Eagle Entertainment Inc. and served as Vice President and Controller at Pinnacle Foods Inc. Prior to his role at Pinnacle Foods, Mr. Mullen spent over 15 years with Aramark, where he held positions of increasing responsibility culminating in his role as Vice President and Assistant Controller. Mr. Mullen began his career in the audit and assurance practice of Arthur Andersen LLP. Mr. Mullen holds a bachelor’s degree in accounting from Villanova University and is a Certified Public Accountant.

On August 12, 2020, the Company entered into an employment agreement with Mr. Mullen (the “Employment Agreement”), that will govern the terms of his employment as the Company’s Chief Accounting Officer effective as of his start date on September 21, 2020. Pursuant to the terms of the Employment Agreement, Mr. Mullen is entitled to an annual base salary of $295,000 and is eligible for to earn annual bonuses based upon the achievement of performance targets established for the applicable year, with a target annual bonus equal to 40% of his base salary. Mr. Mullen is also entitled to a one-time relocation bonus of $70,000, which will be paid within one week of his commencement date and is subject to recoupment in the event that Mr. Mullen’s employment is terminated within one year of his commencement date. Pursuant to the Employment Agreement, Mr. Mullen will also receive an initial grant of restricted shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), equal to $300,000 divided by the volume-weighted average price of the Company’s Common Stock for the 20 days immediately prior to his commencement date, subject to vesting based on continued service over the four years following his commencement date. Commencing with the 2021 fiscal year, he will be eligible to receive annual grants of equity-based incentive compensation with a target grant value of $50,000 under the Company’s 2019 Stock Incentive Plan. Mr. Mullen will also be eligible to participate in the Company’s employee benefit programs offered to full-time employees.

Pursuant to the Employment Agreement, if Mr. Mullen’s employment is terminated by the Company without “cause” (as such term is defined in the Employment Agreement), subject to his execution of a separation agreement and release, Mr. Mullen will be entitled to continued payment of his base salary for a period of six months following such termination.

Mr. Mullen will be subject to non-competition and non-solicitation restrictions during the term of his employment and for one year thereafter and is also subject to an indefinite non-disparagement provision. Mr. Mullen is also subject to customary confidentiality and invention assignment covenants.

On September 21, 2020, the Company issued a press release announcing the appointment of Mr. Mullen as CAO, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated September 21, 2020
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AdaptHealth Corp.

By:	/s/ Jason Clemens
Jason Clemens
Chief Financial Officer

Dated: September 21, 2020